LIST OF SUBSIDIARIES OF CANTERBURY INFORMATION TECHNOLOGY, INC.


Canterbury Career Schools, Inc. (inactive)
Canterbury Career Schools of Sacramento, Inc. (inactive)
Canterbury Career Schools of Pittsburgh, Inc. (inactive)
Canterbury Management Group, Inc.
Star Label Products, Inc. (shell)
Clark Training Corp. (inactive)
MSI/Canterbury Corp.
Empire Career Center, Inc. (inactive)
Canterbury Career Schools of Lauderdale (inactive)
CALC/Canterbury Corp.
Prosoft/Canterbury Corp. (inactive)
Nevada Training Corp. (inactive)
Vocational Education Corp. d/b/a American Trucking Academy(inactive) ATM/Canterbury Corp.
USC/Canterbury Corp.